Contact:	LeAnne Zumwalt DaVita Inc. 650 696-8910

DaVita Will Study New FDA Eythropoiesis-Stimulating Agents Label

El Segundo, CA, March 12, 2007, DaVita Inc. (NYSE: DVA) announced today that the U.S. Food and Drug Administration issued new safety information, including a boxed warning in the prescribing information for erythropoiesis-stimulating agents (ESAs) used to treat anemia.

Our anemia management guidelines were developed in multiple, evidence-based and iterative discussions with our affiliated physicians based upon rigorous review of clinical and scientific data and studies, including the CHOIR and CREATE studies referenced by the FDA. DaVita, together with its affiliated physicians, was already in the process of reviewing certain aspects of its unified anemia management guideline. We are now incorporating this labeling change into our review process.

The FDA has indicated it is planning a meeting in May to continue the process of re-evaluating the safety of ESAs and that further revisions to the labeling may occur after that meeting.

“Patient outcomes and safety are unquestionably our highest priority at DaVita for the over 100,000 patients that we care for. Our patient outcomes are among the best in the industry with a low percentage of patients with hemoglobin below 11 g/dl and the lowest mortality rate among major providers in the country. We are very concerned that an overreaction to this label will hurt patient outcomes. We remain committed to working in partnership with our affiliated physicians, who make all prescription decisions, to achieve the best anemia management practices and patient outcomes.” stated Kent Thiry, Chairman and CEO.

We expect some physicians to change their prescribing patterns in response to this labeling change, although we have no ability to predict the extent of those changes. As we have discussed in the past, if those changes result in a material decrease in the amount of ESAs administered, it will have a material adverse effect on the company’s revenues, earnings and cash flow. For more information, please see the Company’s recently filed Form 10-K for the year ended December 31, 2006.